Exhibit 10.40
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective the 1st day of March, 2007, between Daybreak Oil and Gas Inc., a Washington corporation (“Daybreak”, "Employer", “Company”) and Thomas C. Kilbourne, ("Employee").

It is agreed as follows:

1. Employment. Employer employs Employee, and Employee accepts employment, upon the terms and conditions set forth in this Agreement.

2. Term. This Agreement begins on March 1, 2007, and continues until February 28, 2008, unless terminated earlier by either party in compliance with this Agreement's provisions governing termination.

3. Compensation.

a. Salary. Employer will pay Employee a monthly salary of Eight Thousand Five Hundred ($8,500) dollars during the term of this Agreement. The salary will be paid in accordance with Employer's existing payroll policies for comparable employees. Employee's compensation will be subject to prospective review by Employer in its sole discretion.

b. Fringe Benefits. Employee may receive bonuses during the term of employment as determined by Employer, in its sole discretion. Employee will be entitled to participate in all other fringe benefit programs applicable to comparable employees of Employer. Employer may amend, eliminate, or add to the existing fringe benefit programs in its sole discretion.

4. Duties. Employee will be employed initially as Controller and Treasurer of Daybreak, and in such additional or other capacities and offices as may be assigned by the Board of Directors from time to time. The Employee warrants and represents that he is duly qualified to perform the duties hereunder and further covenants that in performing his duties hereunder, he will not engage in any activity that is in violation of applicable security laws or subject the Corporation to liability thereunder.

It shall be expressly understood that the Employee shall have no power to bind the Company to any contract or obligation on behalf of Daybreak in any manner without approval of the Board of Directors.

5. Other Employment. Without the prior express written authorization of Daybreak, Employee is prohibited from directly or indirectly, during the term of this Agreement,

Employment Agreement: 1 of 4

rendering services of a business, professional, or commercial nature to any other person, firm or corporation, whether or not the services are rendered for compensation.

6. Vacation Benefits. Employee is entitled to vacation periods with full pay in accordance with established Daybreak policy. Vacation will be scheduled by mutual agreement; however, Employee will be allowed sufficient discretion in scheduling to assure the vacation benefit may be used.

7. Expenses. During the term of employment, Employee is entitled to reimbursement for reasonable business expenses incurred on behalf of Daybreak in accordance with the standard practice for the reimbursement policies and procedures established by Employer. All out-of-pocket expenses submitted for reimbursement, shall be done in a timely manner. Such timely manner shall be defined as the expense reimbursement request shall be received by Employer no later than sixty (60) days after the date of the expense receipt or the occurrence of such expense. Any expense receipt dated sixty (60) days earlier than the expense reimbursement request is received shall not be eligible for reimbursement by Daybreak. If any receipt for a charge incurred on a Company credit card is not submitted to Employer within sixty (60) days of the transaction date, the transaction amount can be charged back to the Employee or be deducted from the Employee’s next payroll check. Compensation provided Employee under this Agreement takes into account Employee's personal obligation to incur and pay certain additional expenses required of Employee as an employee of Employer for which Daybreak is under no obligation to reimburse Employee.

8. Employment at Will. This is an agreement for employment of indefinite duration. The employment relationship may be terminated at will by either party. Termination by either party must be made by written notice to the other party given at least 7 days in advance of the termination date. Upon termination, Employee will be paid accrued unpaid salary prorated in accordance with Employer's general policies and procedures.

9. Employer Business. All business revenues and fees produced or transacted through the efforts of Employee are the sole property of Daybreak. Employee will have no right to the business or to share in any revenues or fees resulting from the conduct of the business other than the compensation provided for in this Agreement.

10. Confidential Information.

a. Disclosure Prohibited. Employee acknowledges that, in the course of this employment, Employee will become acquainted with confidential information belonging to Daybreak. Employee may not, at any time during the period of Employee's employment or thereafter, except as authorized in writing by Daybreak, directly or indirectly, use, disclose, reproduce, or in any other way publicly or privately disseminate any "Confidential Information" as defined.

Employment Agreement: 2 of 4

b. Definition. "Confidential Information" means all information not generally known to the public, which relates to the business of Daybreak or any third parties doing business with Daybreak. By way of example, confidential information includes, but is not limited to, information relating to oil and gas plays, development information on oil and gas prospects, fundraising plans, customers and customer lists, pricing, contracts, costs and other financial information, merchandising and marketing techniques, inventions, plans specifications, and products disclosed to or known by Employee in connection with his employment by Employer.

11. Protection of Daybreak Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs, and other materials furnished to Employee by Daybreak, used on its behalf, or generated or obtained during the course of this employment remain the property of Daybreak. Employee is only a holder of this property for the sole use and benefit of Employer and will safely keep and preserve such property, except as consumed in the normal business operation of Employer. Upon termination of this employment, Employee will immediately deliver to Daybreak, or its authorized representative, all of Daybreak’s property, including all copies, remaining in Employee's possession or control.

12. Remedies. The parties recognize that irreparable injury will result to Daybreak and its business and property if Employee breaches the covenant of confidentiality contained in Section 10 of this Agreement. It is agreed that if Employee breaches the covenant of confidentiality, Daybreak will be entitled to an injunction to restrain further breach of that covenant by Employee or any of Employee's partners, agents, employers and employees, or any persons acting for or with Employee, in addition to any other remedies Daybreak may have.

13. Assignability. These contractual obligations of Employee are personal and neither the rights nor obligations under this Agreement may be assigned or transferred by Employee to any other person. This Agreement will bind and benefit any successor of Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition, or business reorganization.

14. Amendment. This Agreement contains the entire understanding of the parties. This Agreement may be changed only by a written document signed by Employee and Daybreak.

15. Notices. All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand-delivered and a signed receipt is given, or mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to Employer to:

Daybreak Oil and Gas, Inc.
601 W. Main Ave.  Suite 1012
Spokane, WA 99201

Employment Agreement: 3 of 4

And, if to Employee to:

Thomas C. Kilbourne
P.O. Box 953
Osburn, ID 83849

Either party may change the address to which notice to it is to be addressed by notifying the other party of the change.

16. Enforcement. This Agreement is to be construed in accordance with the laws of the State of Washington. Any action arising in connection with this Agreement must be brought in Spokane County Superior Court, Spokane, Washington. By this Agreement, the parties confer jurisdiction over the subject matter of and parties to this Agreement. The party who prevails in any such action will be entitled to an award of the reasonable costs and attorneys' fees incurred in the action.

IN WITNESS WHEREOF, the parties have executed this Agreement.

"EMPLOYER"		“EMPLOYEE”

Daybreak Oil and Gas Inc.,
a Washington corporation

By:	/s/ Terrence J. Dunne	/s/ Thomas C. Kilbourne
Its:	Chief Financial Officer	Thomas C. Kilbourne
Title

Employment Agreement: 4 of 4